                                                                    Exhibit 99.1
[PriceWaterhouseCoopers Letterhead]

                                                     PriceWaterhouseCoopers LLP
                                                     1177 Avenue of the Americas
                                                     New York NY 10036
                                                     Telephone 646 471 4000
                                                     Facsimile (813) 286 6000


                        Report of Independent Accountants


To the Board of Directors and Stockholder of Chase Manhattan Mortgage Corporation:


We have examined management's assertion about Chase Manhattan Mortgage Corporation's (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit
I). The Company performs loan subservicing functions for the residential loan servicing portfolio of its affiliate, Chase Mortgage Company West. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimun servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimun servicing standards as of and for the year ended December 31, 2003 is fairly stated, in all material respects.


/s/PriceWaterhouseCoopers LLP

March 4, 2004


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                                                                    Exhibit 99.1

               [Chase Manhattan Mortgage Corporation Letterhead]

Chase Manhattan Mortgage Corporation
3415 Vision Drive
Columbus OH 43219
                                                                       Exhibit I


                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards


March 3, 2004


As of and for the year ended December 31, 2003, Chase Manhattan Mortgage Corporation and its subsidiaries (collectively, the "Group") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"). These standards are applicable only to Chase Manhattan Mortgage Corporation's prime and subprime mortgage portfolios.

As of and for this same period, the Group had in effect fidelity bond and errors and omissions policy in the amounts of $250,000,000 and $25,000,000 respectively.





/s/ Steve Rotella                             /s/ Terry L. Gentry
-------------------------------------         ----------------------------------
Steve Rotella                                 Terry L. Gentry
Chief Executive Officer                       Senior Vice President of Servicing



/s/ Lucy Gambino
-------------------------------------
Lucy Gambino
Vice President of Risk Management